Exhibit 99.4

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Wabash National Corporation (“Wabash National”) completed the acquisition of Supreme Industries, Inc. (“Supreme”) following a cash tender offer by the Company for all outstanding shares of Supreme’s Class A and Class B common stock for $21 per share and an aggregate consideration paid of $360.4 million. Wabash National financed the Supreme acquisition and related fees and expenses using the proceeds of the Company’s $325.0 million offering in aggregate principal amount of 5.50% senior unsecured notes due 2025 and available cash and cash equivalents.

The following unaudited pro forma consolidated financial statements are based on Wabash National’s historical consolidated financial statements and Supreme’s historical consolidated financial statements as adjusted to give effect to the acquisition and the offering. The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2017 and the twelve months ended December 31, 2016 have been prepared as if the transactions had taken place on January 1, 2016. The unaudited pro forma consolidated balance sheet as of June 30, 2017 has been prepared as if the transactions had taken place on June 30, 2017.

The financial information for Supreme is based on a 52- or 53-week fiscal year ending the last Saturday in December. As a result, the fiscal year ended December 31, 2016 contained 53 weeks and the historical unaudited pro forma consolidated statements of operations for the six months ended June 2017 contains 26-weeks for the period ending July 1, 2017. The historical unaudited pro forma consolidated balance sheet as of June 30, 2017 for Supreme has been prepared as of July 1, 2017.

Assumptions and estimates underlying the pro forma adjustments are described in the notes below, which should be read in conjunction with the unaudited pro forma consolidated financial statements. Because the pro forma financial statements have been prepared based upon preliminary estimates and assumptions, the final amounts recorded may differ materially from the information presented herein. These estimates and assumptions are subject to change pending further ongoing review of the assets acquired and liabilities assumed, and as additional information becomes available.

The unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statement of operations reflect the following transactions as if they occurred at the dates noted above:

•	the Supreme acquisition for a cash purchase price of $360.4 million and the repayment of Supreme’s outstanding indebtedness;
•	the issuance of $325.0 million principal amount of notes to finance a portion of the acquisition purchase price; and
•	the payment of estimated costs of issuances of the notes.

Wabash National Corporation

Unaudited Pro Forma Consolidated Balance Sheet

(dollars in thousands)

	As of June 30, 2017
	Wabash	Supreme
	Historical	Historical	Adjustments		Pro forma
Cash and cash equivalents	$178,633	$24,828	$319,303	(a)	$155,232
			(367,532	)(b)
Investments	-	4,152	-		4,152
Accounts receivable	122,978	33,446	-		156,424
Inventories	199,276	30,692	1,296	(c)	231,264
Prepaid expenses & other	19,198	4,931	707	(d)	24,836
Total current assets	520,085	98,049	(46,226)		571,908

Property, plant and equipment	136,299	41,481	19,077	(d)	196,857
Deferred income taxes	20,285	-	-		20,285
Goodwill	148,268	-	169,997	(f)	318,265
Intangible assets	85,909	-	158,000	(e)	243,909
Other assets	21,565	-	-		21,565
Total assets	932,411	139,530	300,849		1,372,790

Current portion of long-term debt	45,822	7,014	(7,014)		45,822
Current portion of capital lease obligations	427	-	-		427
Accounts payable	109,595	10,937	-		120,532
Other accrued liabilities	89,355	10,685	25,011	(g)	125,051
Total current liabilities	245,199	28,636	17,997		291,832

Long-term debt	186,098	-	319,303	(a)	505,401
Capital lease obligations	1,172	-	-		1,172
Deferred income taxes	486	2,011	69,514	(h)	72,011
Other noncurrent liabilities	26,006	-	2,918	(g)	28,924

Common stock	737	1,874	(1,874	)(i)	737
Additional paid-in capital	648,614	75,647	(75,647	)(i)	648,614
Retained earnings	38,930	46,917	(46,917	)(i)	38,930
Accumulated other comprehensive loss	(2,076)	(62)	62	(i)	(2,076)
Treasury stock	(212,755)	(15,493)	15,493	(i)	(212,755)
Total Stockholders equity	473,450	108,883	(108,883)		473,450

Total liabilities and stockholders equity	932,411	139,530	300,849		1,372,790

See accompanying notes to the Unaudited Pro Forma Consolidated Financial Statements

Wabash National Corporation

Unaudited Pro Forma Consolidated Statements of Operations

(dollars in thousands, except per share)

	Twelve months ended December 31, 2016
	Wabash	Supreme
	Historical	Historical	Adjustments		Pro Forma

Net sales	1,845,444	298,972	(5,012	)(l)	2,139,404
Cost of sales	1,519,910	231,860	(5,012	)(l)	1,747,099
			341	(d)

Gross profit	325,534	67,112	(341)		392,305

General and administrative expenses	74,129	26,438			100,567
Selling expenses	27,270	12,105			39,375
Amortization of intangibles	19,940	-	4,846	(j)	24,786
Other operating expenses (income)	1,663	(334)	334	(o)	1,663

Income from operations	202,532	28,903	(5,521)		225,914

Other income (expense)
Interest expense	(15,663)	(459)	(17,977	)(k)	(34,099)
Other, net	(1,452)	-	(156	)(m)	(1,274)
			334	(o)

Income before income taxes	185,417	28,444	(23,320)		190,541

Income tax expense	65,984	9,407	(8,302	)(n)	67,089

Net income	119,433	19,037	(15,018)		123,452

Net income per share:
Basic	1.87				1.94
Diluted	1.82				1.88

See accompanying notes to the Unaudited Pro Forma Consolidated Financial Statements

Wabash National Corporation

Unaudited Pro Forma Consolidated Statements of Operations

(dollars in thousands, except per share)

		Six months ended June 30, 2017
	Wabash	Supreme
	Historical	Historical	Adjustments		Pro Forma

Net sales	798,619	164,140	(4,921	)(l)	957,838
Cost of sales	671,584	132,041	(4,921	)(l)	798,875
			171	(d)

Gross profit	127,035	32,099	(171)		158,964

General and administrative expenses	37,436	13,630			51,066
Selling expenses	12,070	6,497			18,567
Amortization of intangibles	8,597	-	3,002	(j)	11,599
Other operating expenses (income)	-	(10)	10	(o)	-

Income from operations	68,932	11,982	(3,183)		77,732

Other income (expense)
Interest expense	(5,878)	(478)	(8,992	)(k)	(15,348)
Other, net	1,657	-	(162	)(m)	1,505
			10	(o)

Income before income taxes	64,711	11,504	(12,327)		63,889

Income tax expense	21,593	3,339	(4,113	)(n)	20,819

Net income	43,118	8,165	(8,214)		43,070

Net income per share:
Basic	0.72				0.72
Diluted	0.68				0.68

See accompanying notes to the Unaudited Pro Forma Consolidated Financial Statements

Note 1. Basis of Presentation and Financing Transaction

The historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated financial statements to give effect to the pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma consolidated statements of operations, expected to have a continuing impact to the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations. As the acquirer for accounting purposes, Wabash National has estimated the fair value of Supreme’s assets acquired and liabilities assumed. The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors. The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition.

The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2017 and the twelve months ended December 31, 2016 have been prepared as if the transactions had taken place on January 1, 2016. The unaudited pro forma consolidated balance sheet as of June 30, 2017 has been prepared as if the transactions had taken place on June 30, 2017.

The unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of operations reflect the following transactions as if they occurred at the dates noted above:

•	the Supreme acquisition for a cash purchase price of $360.4 million and the repayment of Supreme’s outstanding indebtedness;
•	the issuance of $325.0 million principal amount notes to finance a portion of the acquisition purchase price; and
•	the payment of estimated costs of issuances of the notes.

Note 2. Pro Forma Adjustments and Assumptions

The unaudited pro forma adjustments described below are based on assumptions and estimates, which should be read in conjunction with the unaudited pro forma consolidated financial statements. Since the pro forma financial statements have been prepared based upon preliminary estimates and assumptions, the final amounts recorded may differ materially from the information presented. These estimates and assumptions are subject to change pending further ongoing review of the assets acquired and liabilities assumed, and as additional information becomes available. The final purchase price allocation could differ materially from the preliminary allocations used in the unaudited pro forma consolidated financial statements. The final allocation may include (1) changes to fair value of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names, customer relationships and goodwill and (3) other changes to assets acquired and liabilities assumed.

The following adjustments have been reflected in the unaudited pro forma consolidated financial information:

(a)	Reflects the net proceeds to Wabash National of $319.3 million from the issuance of $325.0 million principal amount of notes after deducting issuance costs of approximately $5.7 million. These costs will be capitalized and amortized through interest expense over the life of the notes using the effective interest method.

(b)	Reflects the purchase price of Supreme of $360.4 million; however, does not reflect a use of cash to make approximately $27.9 million in change in control payments further described in note (g) below (such payments have been or are expected to be settled in cash). Adjustments also reflect the repayment of Supreme’s outstanding debt of $7.2 million. The effect of cash to be used to pay expected fees and expenses associated with the acquisition of approximately $10 million has been excluded.

(c)	Reflects an adjustment to record Supreme’s inventory at fair value. The estimated fair value of inventory was $32.0 million at July 1, 2017 compared to a carrying value of $30.7 million resulting in a total increase to inventory of $1.3 million.

(d)	Reflects the adjustment to increase Supreme’s assets held for sale and property, plant and equipment to fair value, based on preliminary estimates, with the corresponding impact on depreciation expense based on estimated depreciable lives of the assets.

(e)	Reflects an adjustment to record intangible assets, based on a preliminary appraisal, related to Supreme at fair value consisting of the following (in millions):

June 30, 2017
Trade names & trade marks (20 years)	$20.0
Customer and supplier relathipships (15 years)	138.0
Total	$158.0

(f)	Reflects the estimated goodwill arising from the transaction. Goodwill was determined as follows (in millions):

June 30, 2017
Purchase price of Supreme	$360.4
Estimated fair value of liabilities assumed	58.6
Estimated deferred tax liability assumed	69.5
Estimated fair value of assets acquired	(318.6)
Estimated goodwill arising from the transaction	$169.9

(g)	Reflects additional liabilities assumed by Wabash National as a result of the transaction and change of control provisions for management of Supreme including the Supreme Industries’ Ownership Transaction Incentive Plan, severance agreements and other cash incentives.

(h)	Reflects the recognition of $69.5 million of deferred tax liabilities generated by the preliminary allocation of the purchase price to identifiable tangible and intangible assets.

(i)	Reflects elimination of Supreme’s historical equity balances.

(j)	Reflects the adjustments for amortization of the intangible assets described in note (e). Wabash National plans to amortize the tradename intangible asset utilizing a straight-line approach and the customer relationship intangible asset using an alternative method that follows the pattern in which the economic benefits of the asset are expected to be realized.

(k)	Reflects net change in interest expense as a result of the issuance of the notes. After the consummation of the transactions (as described in Note 1), Wabash National’s outstanding indebtedness on a pro forma basis as of June 30, 2017 consists of (i) outstanding letters of credit of $5.4 million on the amended $175.0 million senior secured revolving credit facility that bears interest at LIBOR plus a spread of 150 to 200 basis points, (ii) $188.5 million of borrowings under the senior secured first lien term loan facility that bears interest at LIBOR plus 325 basis points, (iii) $44.9 million of borrowings under the convertible senior notes that bear interest at 3.375% and (iv) $325.0 million of borrowings under the notes issued in connection with the acquisition. The individual components of the net change in interest expense are as follows (in millions):

	Twelve months ending	Six months ending
	December 31, 2016	June 30, 2017
Historical interest expense as reported by Wabash	$15.7	$5.9
Historical interest expense as reported by Supreme	0.5	0.5
Total historical interest expense as reported	$16.1	$6.4
Less: Removal of Supreme interest expense associated with term loan paid in full at acquistion	(0.6)	(0.3)
Pro forma interest expense	18.6	9.3
Pro forma adjusted interested expense	$34.1	$15.4
Pro forma adjustment	$18.0	$9.0

(l)	Reflects the elimination of sales from Wabash National to Supreme as well as the related cost of sales. There is no estimated impact to working capital or gross profit on the pro forma consolidated financial statements.

(m)	Reflects net change in interest income as a result of the cash used for the transaction.

(n)	Reflects the adjustments to record income tax expense for the income before income taxes on the pro forma adjustments at an effective tax rate of 35.6% for the twelve month period ending December 31, 2016 and 33.4% for the six month period ending June 30, 2017.

(o)	Certain reclassifications have been made in the historical Supreme financial statements to conform to Wabash National’s financial statement presentation. These reclassifications have no impact on net income or stockholders’ equity.